SCHEDULE 14A
                               (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 14a-11(c) or Rule 14a-12

                      FIRST INTERSTATE BANCORP
-----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            NOT APPLICABLE
------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1) or
     14a-6(j)(2)  or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on  table  below   per  Exchange   Act  Rules
     14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/x/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

------------------------------------------------------------------------
(4) Date Filed:

------------------------------------------------------------------------









                   FIRST INTERSTATE BOARD REJECTS WELLS FARGO'S
                             REVISED TAKEOVER PROPOSAL

                 -- SAYS FIRST BANK MERGER OFFERS BEST ALTERNATIVE
               FOR CREATING NEAR- AND LONG-TERM SHAREHOLDER VALUE --


        LOS ANGELES, NOVEMBER 20, 1995 -- First Interstate Bancorp (NYSE:I) said today its Board of Directors, by unanimous vote, rejected Wells Fargo & Company's revised acquisition proposal as not in the best interests of First Interstate and its shareholders and recommended that shareholders reject the Wells offer and not tender their shares of First Interstate Common Stock pursuant to the Wells offer. The Board also reaffirmed its determination that the terms of its announced merger with First Bank System (FBS) are fair to, and in the best interests of, First Interstate and its shareholders.
        The Board's consideration of Wells Fargo's revised proposal and the FBS merger follows an extensive process of evaluating the company's strategic alternatives for enhancing shareholder value. After Wells made its initial takeover proposal public on October 18, First Interstate chairman and CEO, William E. B. Siart, engaged in extensive discussions with Wells Fargo, as well as with other potential merger candidates. A full account of that process is contained in the Schedule 14D-9 filed today by First Interstate with the Securities and Exchange Commission.

        Mr. Siart said: "First Interstate believes that the strategic combination of First Interstate and FBS will create a dynamic, lower risk, multi-state banking alliance that will provide substantial near-term and long-range value.

        "We are convinced that this merger is a winning combination for the long-term benefit of our shareholders and the communities we serve. We believe it is unfortunate that a respected institution like Wells Fargo would jeopardize its reputation by ignoring our Board of Directors' carefully considered decision and choosing instead to recklessly pursue its hostile takeover proposal. We will not be deterred or distracted from completing our pending merger with First Bank on your behalf," concluded Mr. Siart.
        The First Interstate Banks in 13 western states provide financial products and services to customers through 1,148 offices. These banks serve individuals, small businesses, middle market companies and selected large corporations and financial institutions primarily in the West. Working together with Standard Chartered Bank of London, First Interstate provides a variety of international banking services and extends its reach to companies around the world. First Interstate provides quality financial products and services marketed at the local level to nearly five million households in over 500 western communities.

                                      #  #  #

(The full text of a letter to First Interstate shareholders from William
E. B. Siart, on behalf of the Board of Directors, is attached.)

Dear First Interstate Shareholder:

        On November 6, 1995, First Interstate announced that it had entered into a merger agreement with First Bank System, Inc. ("FBS") pursuant to which First Interstate would merger with a subsidiary of FBS and each of your shares of First Interstate common stock would be converted into 2.6 shares of FBS common stock.
        On November 13, 1995, Wells Fargo & Company announced that it intended to commence an unsolicited exchange offer in which holders of First Interstate common stock would have the right to exchange each of their shares for two-thirds of a share of Wells common stock. (The Wells exchange offer has not yet commenced and it may be several weeks or longer before you receive any materials with respect to it.) This announcement followed the First Interstate Board's rejection of Wells' earlier unsolicited proposal to merge with First Interstate in a transaction in which First Interstate's shareholders would receive .625 (or possibly .65) shares of Wells common stock for each First Interstate share.
        Your Board of Directors believes that the merger with FBS is in the best interests of First Interstate and its shareholders. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU REJECT THE WELLS FARGO & COMPANY EXCHANGE OFFER AND, WHEN AND IF SUCH OFFER IS COMMENCED, NOT TENDER ANY OF YOUR SHARES TO WELLS FARGO.
        Your Board's consideration of Wells Fargo's revised proposal and the FBS merger follows an extensive process of evaluating the company's strategic alternatives for enhancing shareholder value. This process began several months prior to Wells' initial unsolicited bid and included discussions and evaluations of several potential merger possibilities, including one with Wells Fargo. The record is clear. After Wells made its initial takeover proposal public on October 18, on behalf of your Board I engaged in extensive discussions with Wells Fargo, as well as with other potential merger candidates. A full account of that process is contained in the Schedule 14D-9 filed today by First Interstate with the Securities and Exchange Commission and enclosed with this letter.
        The First Interstate Board believes that the strategic combination of First Interstate and FBS creates a dynamic, lower risk, multi-state banking alliance that will provide substantial near-term and long-range value to you. Your Board and management believe that this combination offers better value to First Interstate's shareholders than the Wells offer.
        In reaching its determination to reaffirm the FBS merger and recommend rejection of the Wells offer, the First Interstate Board relied upon a number of factors, including:

o the greater earnings per share and cash flow per share of an FBS combination compared to a Wells Fargo combination;

o the higher dividends per share to be received by First Interstate shareholders as a result of the FBS merger than with a Wells Fargo combination;

o the reduced credit risk resulting from operations in 21 states under the FBS merger as contrasted with the substantially greater exposure to the California market that would result from a merger with Wells;

o the superior market position created by an FBS merger -- a top three ranking, in terms of deposit market share, in ten states -- as opposed to increasing First Interstate's top three ranking in only one state in a Wells merger;

o the substantial loss of revenue, as compared to Wells' public statements, that would result from Wells' proposed branch closings, other cost saving measures and antitrust divestitures (revenue losses not present in the FBS merger);

o the dependence of the value of the Wells offer on Wells' sustaining its high price-to- earnings ratio relative to other high quality bank stocks, including FBS;

o Wells' use of purchase accounting for the transaction, which creates additional goodwill in excess of $7 billion, which would substantially reduce future earnings and returns on equity; and

o the opinions of First Interstate's independent financial advisors, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, that the exchange ratio of the FBS Merger is fair to First Interstate shareholders.

        We understand very well why our highly successful multi-state franchise, with its operating scope and strengths, is attractive to Wells Fargo. Our concern is not with Wells' interests, but the strategic alternative that is best for you.
        We expect the First Interstate/FBS combined company to achieve 1997 EPS accretion of 23% and a return on equity of 27.5%, with virtually no tangible book value dilution. Because cost reductions would be achieved through back office and staff cuts and systems integration, they can be accomplished quickly and with minimal impact to our customers and revenue. Under pooling accounting, the combined company will avoid the creation of goodwill and still be able to continue returning excess capital to shareholders through share repurchases. The company will have a reduced risk profile and an expanded foundation for future business growth across our 21-state service territory. It will have an exceptional, low-cost deposit base and be a leader in pioneering alternative delivery systems. And the combined company will be the number one ranked bank in the country in corporate cards, purchasing cards, corporate trust and ATM/POS, in addition to being among the top five banks in merchant card processing and asset management.
        Your Board and management are convinced that the FBS merger is a winning combination for the long-term benefit of our shareholders. It is unfortunate that a respected institution like Wells Fargo would jeopardize its reputation by ignoring your Board of Directors' carefully considered decision and choosing instead to recklessly pursue its hostile takeover proposal. We will not be deterred or distracted from completing our pending merger with First Bank on your behalf.
        A more detailed description of the factors considered by your Board of Directors is contained in the Schedule 14D-9. We urge you to read it carefully and in its entirety so that you will be fully informed as to the Board's recommendation.
        The date of the special meeting of First Interstate's shareholders which will be called to consider the proposed merger with FBS has not yet been set. First Interstate is not soliciting proxies from shareholders with respect to the FBS merger at this time. A joint Proxy Statement/Prospectus of First Interstate and FBS will be mailed to the Company's shareholders in connection with the special meeting of each company's shareholders which will be called to vote upon the merger.


                                    On behalf of the Board of Directors,


                                    William E. B. Siart
                                    Chairman and Chief Executive Officer



                                            3










     The participants in this solicitation include First Interstate Bancorp ("First Interstate"), the following directors: John E. Bryson, Edward M. Carson, Dr. Jewel Plummer Cobb, Ralph P. Davidson, Myron Du Bain, Don C. Frisbee, George M. Keller, Thomas L. Lee, Harold M. Messmer, Jr., Dr. William
F. Miller, William S. Randall, Dr. Steven B. Sample, Forrest N. Shumway, William E. B. Siart, Richard J. Stegemeier, Daniel M. Tellep, and Bruce G. Willison. Employee participants include William J. Bogaard, Executive Vice President and General Counsel; Theodore F. Craver, Jr., Executive Vice President and Treasurer; Daniel R. Eitingon, Executive Vice President, Technology Banking; Gary S. Gertz, Executive Vice President and General Auditor; Lillian R. Gorman, Executive Vice President, Human Resources; Robert
E. Greene, Executive Vice President and Chief Credit Officer; Steven L. Scheid, Executive Vice President, Financial Planning and Analysis; Richard W. Tappey, Executive Vice President, Administration; David K. Wilson, Executive Vice President and Senior Credit Review Manager; James J. Curran, Chief Executive Officer, Northwest Region; Linnet F. Deily, Chief Executive Officer, Texas Region; John S. Lewis, Chief Executive Officer, Southwest Region; Shirley Hosoi, Senior Vice President, Corporate Communications; Christine McCarthy, Executive Vice President, Investor Relations; Mariann Ohanesian, Vice President; Kenneth W. Preston, Vice President, External Communications; and Shiromi D. Velhamani, Assistant Vice President, Investor Relations. All such persons and those listed below are deemed to own beneficially less than 2%, and no participant individually owns more than 1%, of the outstanding shares of First Interstate's common stock in the aggregate. First Bank System, Inc. ("FBS"), Eleven Acquisition Corp., a wholly owned subsidiary of FBS ("FBS Sub"), and First Interstate have entered into an Agreement and Plan of Merger, pursuant to which FBS Sub will merge with and into First Interstate with First Interstate being the surviving corporation (the "Merger"). At the effective time ("Effective Time") of the Merger, pursuant to the Merger Agreement, FBS will change its name to First Interstate Bancorp ("New First Interstate") and Mr. Siart will become President and Chief Operating Officer of New First Interstate. In addition, although not specifically required by the Merger Agreement, it is anticipated that at New First Interstate, Mr. Willison will serve as Vice Chairman, Corporate Banking and Linnet F. Deily will serve as Vice Chairman, Retail Banking. Under certain benefit plans, severance arrangements and other employment agreements maintained, or entered into, by First Interstate, certain benefits may become vested or accelerated in connection with the Merger with respect to Mr. Siart, Mr. Willison, other directors of First Interstate, Ms. Deily, and the other participants. During the period commencing on the Effective Time and continuing for not less than six years thereafter, New First Interstate will, to the fullest extent permitted under applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the Merger. First Interstate has absolute and sole discretion in designating 10 of the 20 directors of New First Interstate. First Interstate has not yet determined which other individuals it will designate to serve as directors of First New Interstate. For further description of the foregoing interests, see the Schedule 14D-9, dated and filed with the Securities and Exchange Commission on November 20, 1995, including the exhibits thereto.

                                                November 20, 1995



To All Employees:

We announced today that the Board of Directors rejected the Wells Fargo revised acquisition proposal and reaffirmed its decision to merge with First Bank System.

The Board's conclusion, after a thoughtful and comprehensive review, was that the First Bank System merger offered significant near- and long-term benefits for First Interstate shareholders based on greater opportunities for business expansion, revenue growth, a lower risk profile and a highly complementary operational and strategic fit.

We firmly believe that this decision is not only in the best interests of our shareholders, but also presented the best alternative for you, our customers, and our communities. Having said that, I will quickly add that this decision will not be without hardship. The First Bank System business case is based on cost cuts of $500 million and an elimination of approximately 6,000 FTE across the new 21-state territory. While it is too early to identify more specifically the jobs that will be affected, it is anticipated that these cuts will come from both organizations and is intended to avoid being unduly harsh to any one community.

Human Resources is currently working on the severance program, and details will be forthcoming shortly. I commit to you that we will strive to be as fair and generous as possible and to provide as much transition assistance as we can to those of you who will be impacted.

At this time, it is our belief that the deal will close within six months, once we have received regulatory approval from the Federal Reserve and shareholder approval.

Adding an element of complication, however, is the fact that Wells Fargo has stated its intentions to try to derail this process in an attempt to win the battle to acquire us. While the technicalities are complex, the bottom line is that Wells will be trying to get our shareholders to support its deal through a proxy fight and they may try to unseat our board through a consent solicitation. In addition, Wells has filed a lawsuit attempting to invalidate certain elements of our First Bank merger agreement and to require us to eliminate the shareholders rights plan or poison pill, which is a common takeover defense mechanism.

No doubt, Wells' on-going actions will be distracting for us and for our customers. They are intended to be just that--a distraction. I would hope, however, that we will not be diverted, and that we will remain focused, as always, on our customers and on our day-to-day tasks.

As things unfold over the course of the next several months, I will communicate with you as fully, frequently and quickly as I possibly can. I recognize that in times of uncertainty your "need to know" is heightened, and I want you to hear the "news" first from me. That may not always be possible, but that is what I will strive for.

This is a team that have always responded with an A+ effort. I am sincerely grateful to all of you for everything that you have done and are doing for this company. Thank you.

                                /s/  Bill Siart
                                ------------------------------------------
                                     William E. B. Siart

     The participants in this solicitation include First Interstate Bancorp ("First Interstate"), the following directors: John E. Bryson, Edward M. Carson, Dr. Jewel Plummer Cobb, Ralph P. Davidson, Myron Du Bain, Don C.Frisbee, George M. Keller, Thomas L. Lee, Harold M. Messmer, Jr., Dr. William
F. Miller, William S. Randall, Dr. Steven B. Sample, Forrest N. Shumway, William E. B. Siart, Richard J. Stegemeier, Daniel M. Tellep, and Bruce G. Willison. Employee participants include William J. Bogaard, Executive Vice President and General Counsel; Theodore F. Craver, Jr., Executive Vice President and Treasurer; Daniel R. Eitingon, Executive Vice President, Technology Banking; Gary S. Gertz, Executive Vice President and General Auditor; Lillian R. Gorman, Executive Vice President, Human Resources; Robert
E. Greene, Executive Vice President and Chief Credit Officer; Steven L. Scheid, Executive Vice President, Financial Planning and Analysis; Richard W. Tappey, Executive Vice President, Administration; David K. Wilson, Executive Vice President and Senior Credit Review Manager; James J. Curran, Chief Executive Officer, Northwest Region; Linnet F. Deily, Chief Executive Officer, Texas Region; John S. Lewis, Chief Executive Officer, Southwest Region; Shirley Hosoi, Senior Vice President, Corporate Communications; Christine McCarthy, Executive Vice President, Investor Relations; Mariann Ohanesian, Vice President; Kenneth W. Preston, Vice President, External Communications; and Shiromi D. Velhamani, Assistant Vice President, Investor Relations. All such persons and those listed below are deemed to own beneficially less than 2%, and no participant individually owns more than 1%, of the outstanding shares of First Interstate's common stock in the aggregate. First Bank System, Inc. ("FBS"), Eleven Acquisition Corp., a wholly owned subsidiary of FBS ("FBS Sub"), and First Interstate have entered into an Agreement and Plan of Merger, pursuant to which FBS Sub will merge with and into First Interstate with First Interstate being the surviving corporation (the "Merger"). At the effective time ("Effective Time") of the Merger, pursuant to the Merger Agreement, FBS will change its name to First Interstate Bancorp ("New First Interstate") and Mr. Siart will become President and Chief Operating Officer of New First Interstate. In addition, although not specifically required by the Merger Agreement, it is anticipated that at New First Interstate, Mr. Willison will serve as Vice Chairman, Corporate Banking and Linnet F. Deily will serve as Vice Chairman, Retail Banking. Under certain benefit plans, severance arrangements and other employment agreements maintained, or entered into, by First Interstate, certain benefits may become vested or accelerated in connection with the Merger with respect to Mr. Siart, Mr. Willison, other directors of First Interstate, Ms. Deily, and the other participants. During the period commencing on the Effective Time and continuing for not less than six years thereafter, New First Interstate will, to the fullest extent permitted under applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the Merger. First Interstate has absolute and sole discretion in designating 10 of the 20 directors of New First Interstate. First Interstate has not yet determined which other individuals it will designate to serve as directors of First New Interstate. For further description of the foregoing interests, see the Schedule 14D-9, dated and filed with the Securities and Exchange Commission on November 20, 1995, including the exhibits thereto.

                   [LOGO]    FIRST BANK SYSTEM, INC.    [LOGO]
                                   MERGER WITH
                            FIRST INTERSTATE BANCORP


                                NOVEMBER 17, 1995

-------------------------------------------------------------------------------

    The following material has been prepared by or on behalf of First Bank System, Inc. ("FBS"). FBS and First Interstate Bancorp ("First Interstate") have entered into an Agreement and Plan of Merger, dated as of November 5, 1995 (the "Merger Agreement"), pursuant to which First Interstate will be merged with a wholly owned subsidiary of FBS. FBS is the holder of an option to purchase 19.9% of the outstanding shares of First Interstate common stock, which option is exercisable under certain circumstances. In addition, FBS holds certain shares of First Interstate common stock in a fiduciary capacity.

-------------------------------------------------------------------------------

                               STRATEGIC RATIONALE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

           FIRST BANK SYSTEM                                              WELLS FARGO
    BUILDING A FIRST-RATE FRANCHISE                     NO GROWTH, FINANCIAL ENGINEERING STRATEGY

  - Expanding business lines:                            - Cutting Costs
     - Corporate Card              Rank 1st
     - Purchasing Card             Rank 1st              - Buying back shares
     - Merchant Processing         Rank 5th
     - ATM/POS                     Rank 1st              - ..."much of the improvement from 1993
     - Corporate Trust             Rank 1st                resulted from a lower loan loss provision
     - Asset Management            Rank 4th                and the effect of share repurchases, not
                                                           from growth in our underlying operations."

  - Employing technology to reduce expenses
    and improve efficiency                                       Wells Fargo & Company
                                                                 1994 Annual Report, page 2

  - Creating a highly efficient delivery structure:

     - Product/Distribution Paradigm
     - Telephone banking
     - ATMs
     - Supermarkets

                          FBS VS. WFC MERGER EVALUATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
          -    FBS offers superior value to FI shareholders

          - WFC has overestimated cost takeout and underestimated revenue losses. WFC California advantage is less than $100 million

          - FBS has not included significant potential for additional revenue growth

                  FBS PROVIDES SUPERIOR EPS TO FI SHAREHOLDERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                  1996     1997     1998
     Base FI EPS                                 $10.99   $12.53   $14.31

     FI EPS - WFC/FI Combination                  $9.77   $12.18   $14.72
          Accretion vs. Base                        (11)%     (3)%      3%

-------------------------------------------------------------------------------
     FI EPS - FBS/FI Combination                 $11.92   $15.61   $17.74
          Accretion vs. Base                          8%      24%      24%
-------------------------------------------------------------------------------


---------------------------------------
 -   Based on "Street" estimates with normalized loss loss provision:
     50 bp for First Interstate, 80 bp for Wells Fargo
 -   $85 million net cost takeout benefit for WFC
 -   Assumes acquisition date 1/1/96

                FBS PROVIDES SUPERIOR CASH EPS TO FI SHAREHOLDERS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                                  1996     1997     1998
     Base FI Cash EPS                            $11.81   $13.40   $15.23

     FI Cash EPS - WFC/FI Combination            $12.35   $14.92   $17.65

          Accretion vs. Base                          5%      11%      16%

-------------------------------------------------------------------------------
     FI Cash EPS - FBS/FI Combination            $13.05   $16.81   $19.02
          Accretion vs. Base                         10%      25%      25%

-------------------------------------------------------------------------------

---------------------------------------------------
 - Based on "Street" estimates, adjusted for amortization of goodwill and intangibles, with normalized loss loss provision: 50 bp for First Interstate, 80 bp for Wells Fargo
 -   $85 million net cost takeout benefit for WFC
 -   Assumes acquisition date 1/1/96

                               EXCHANGE COMPARISON

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  FBS 1996 Cash EPS           $5.20          WFC 1996 Cash EPS         $17.05
  FI 1996 Cash EPS           $11.81          FI 1996 Cash EPS          $11.81
       Breakeven Exchange      2.27               Breakeven Exchange     0.69
       Actual Exchange         2.60               Actual Exchange        0.67
       Premium/(Discount)     14.48%              Premium/(Discount)    (3.75)%

  FI Ownership Percentage        58%         FI Ownership Percentage       52%

-------------------------------------------------------------------------------


  ----------------------------------------------------------------------------
    FI Cash EPS - 1998      $19.02   -->       Required WFC Exchange     0.76
  ----------------------------------------------------------------------------

                               VALUE PER FI SHARE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        BASED ON            BASED ON
                         BASED ON      CONVERGENT          CONVERGENT
                          TODAY'S       CASH P/E            REPORTED
                           PRICE       MULTIPLE (a)        P/E MULTIPLE (b)
          FBS/FI          $135.85         $151                  $156

          WFC/FI          $139.58         $134                  $121

-------------------------------------------------------------------------------
     (a)  -    1997 FBS Cash EPS estimate is $5.75, implying a current price multiple of 9.1x based on a price of $52.25 at close of business
               11/16/5
          -    1997 WFC Cash EPS estimate is $19.46 implying a current price multiple of 10.8x based on a price of $209.375 at close of business 11/6/95
          -    Over time these multiples are expected to converge - breakeven
               P/E for FBS would need to be 9.6x to match value with Wells P/E of 10.8x
          -    A convergent multiple of 9x Cash EPS was used for this
               computation
     (b)  -    1997 FBS reported EPS estimate is $5.15, implying a current price multiple of 10.2x based on a price of $52.25
          -    1997 WFC reported EPS estimate is $18.72, implying a current price multiple of 11.2x based on a price of $209.375
          -    A convergent multiple of 10x on 1997 reported earnings was used for this computation

                FBS HAS OUTPERFORMED WFC ON A TOTAL RETURN BASIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


This graph presents certain information regarding stock prices and CAGR for FBS and WFC. It shows a six year low for FBS stock $10.63 on November 2, 1990, and a six year low for WFC stock of $45.75 on September 28, 1990. It shows a November 10, 1995 stock price of $53.13 for FBS and $215.38 for WFC. It shows a five year total market return(1) as a percentage as CAGR of 42.9% for FBS and 39.7% for WFC.


   1 Based on calculating total return for both companies from respective 6 year lows.

                  FBS DELIVERS SUPERIOR KEY PERFORMANCE RATIOS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      Percent

     -----------------------------------------------------------------------

                                           FI         FBS       WFC
                                          BASE       @2.60     @.667
       Return on Assets (a)               1.56        2.02      1.61

       Return on Equity (a)               23.2        27.0      12.4

       1995 - 1996 EPS Growth (b)         13.1        22.6       0.4


     -----------------------------------------------------------------------


---------------------------------------------------------------
  (a)  For the quarter ended September 30, 1995
       Assumes normalized loan loss provision and full phase-in of cost takeouts
  (b)  Assumes acquisition date 1/1/96

                       WILL INVESTORS IGNORE REPORTED ROE?

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
3Q95 Book ROE             ------------------------------------------------
Percent                       1. Wells Fargo                      30.4
                          ------------------------------------------------
                                 FIRST BANK SYSTEM - PRO FORMA    27.0
                          ------------------------------------------------
                              2. First Interstate                 25.8
                              3. CoreStates                       23.4
                              4. Norwest                          21.5
                          ------------------------------------------------
                              5. First Bank System                21.4
                          ------------------------------------------------
                              6. Fifth Third                      18.5
                              7. NationsBank                      18.4
                              8. Northern Trust                   18.3
                              9. KeyCorp                          18.2
                             10. Fleet Financial                  18.1
                             11. First Union                      17.9
                             12. U.S. Bancorp                     17.8
                             13. National City                    17.7
                             14. Wachovia                         17.5
                             15. Bank of Boston                   17.3
                             16. Mellon                           17.2
                             17. Banc One                         17.2
                             18. Comerica                         16.8
                             19. Barnett Banks                    16.5
                             20. NBD                              15.9
                             21. First Security                   15.6
                             22. Shawmut                          15.3
                             23. BankAmerica                      15.2
                             24. SunTrust                         14.1
                             25. PNC                              13.5
                             26. Bancorp Hawaii                   12.7
                          ------------------------------------------------
                                 WELLS FARGO - PRO FORMA          12.4
                          ------------------------------------------------

Source:  Montgomery Securities
FBS & WFC pro forma alternatives are third quarter annualized earnings adjusted for normalized provision, full cost takeouts and acquisition entries

                        WILL INVESTORS IGNORE EPS GROWTH?
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

1995 - 1996 EPS Growth
Percent
                             1. PNC                                   18.3
                             2. First Union                           16.6
                             3. CoreStates                            15.6
                             4. Mellon                                13.5
                             5. Norwest                               13.5
                            -------------------------------------------------
                             6. FIRST BANK SYSTEM - PRO FORMA & ACT.  13.2
                            -------------------------------------------------
                             7. Fifth Third                           13.0
                             8. NBD                                   12.6
                             9. Northern Trust                        12.5
                            10. Banc One                              11.9
                            11. Shawmut                               11.8
                            12. BankAmerica                           11.4
                            13. NationsBank                           11.3
                            -------------------------------------------------
                            14. WELLS FARGO                           10.4
                            -------------------------------------------------
                            15. Fleet Financial                       10.2
                            16. Barnett                               10.2
                            17. SunTrust                              10.2
                            18. First Security                         9.5
                            19. KeyCorp                                9.3
                            20. Wachovia                               9.3
                            21. Bank of Boston                         8.8
                            22. Comerica                               8.8
                            23. Bancorp Hawaii                         8.0
                            24. U.S. Bancorp                           6.8
                            25. National City                          6.4
                            26. First Interstate                       2.3
                            --------------------------------------------------
                                WELLS FARGO - PRO FORMA               (0.1)
                            --------------------------------------------------


Source:  First Call 1995 and 1996 EPS estimates
FBS and WFC pro forma alternatives are 1996 estimates adjusted for normalized provision and partial cost takeouts
Assuming acquisition date 1/1/96

                           EXPENSE SAVINGS COMPARISON
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

             FIRST BANK SYSTEM                                                  WELLS FARGO
-    Cost reductions from FBS transaction                     -    Major takeouts in occupancy and retail
     are revenue neutral and can be                                are inconsistent with revenue loss
     obtained quickly                                              assumptions.  Takeouts in Commercial
                                                                   and Trust relationship businesses are
                                                                   not credible

-    Back office, systems, and staff cuts                     -    Branch consolidations cause revenue
     have minimal revenue impact                                   loss.  Cost reductions from branch
                                                                   consolidations are slower to realize

-    Common FBS/FI Hogan deposit system                       -    Home-grown software impedes timely
     accelerates takeouts                                          technology conversion

-    Multi-state bank experience                              -    Single-state, single-bank experience

-    Proven record of extracting costs from                   -    No significant bank acquisition since
     acquisition integration (22 in 4 years)                       Crocker (1986)

                           EXPENSE TAKEOUT COMPARISON
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

$ Millions                     FI                        FBS                                     WFC
                          ------------   -------------------------------------   ---------------------------------
                                                                                                                      WFC vs. FBS
                           1996 BASE      TAKEOUT      TAKEOUT   INCREMENTAL      TAKEOUT    TAKEOUT   INCREMENTAL    INCREMENTAL
                            EXPENSE       DOLLARS      PERCENT     EXPENSE        DOLLARS    PERCENT     EXPENSE       DIFFERENCE
Staff/Executive              $  172       $  114           66%     $    58          $159        92%         $ 13            (45)

Data Processing                 214           83           39          131           110         51          104            (27)

Operations                      439          110           25          329           123         28          316            (13)

Occupancy/F&E                   394           39           10          355           170         43          224           (131)

Business Lines:

  Retail                        682          100           15          582           288         42          394           (188)

  Payment Systems                55           27           50           28            29         53           26             (2)

  Commercial                    168           18           10          150            92         55           76            (74)

  Trust                          79            9           10           70            29         37           50            (20)
                             ------         ----                       ---           ---                    ----           -----
    Total Business Lines        984          154           16          830           438         44          546           (284)

    Goodwill                     60            0            0           60             0          0           60               0
                             ------         ----                       ---           ---                    ----           -----
       Total Expense         $2,263         $500          22%       $1,763        $1,000        44%       $1,263           (500)
                             ------         ----                    ------         -----                   -----           -----
                             ------         ----                    ------         -----                   -----           -----

Marginal Efficiency Ratio                                             45%                                   35%

                             FTE TAKEOUT COMPARISON
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
          ------------------------------------------------------------
            HOW CAN WFC RUN FI WITH JUST OVER HALF OF FI'S HEADCOUNT
                  WHEN WFC HAS NO PRESENCE OUTSIDE CALIFORNIA?
          ------------------------------------------------------------

                                FI                    FBS                            WFC*
                            ---------      ----------------------------   --------------------------
                              1986              FTE          PERCENT          FTE           PERCENT
                              BASE          REDUCTION        TAKEOUT       REDUCTION        TAKEOUT
Staff/Executive                1,244             850           68 %          1,186             95 %

Data Processing                  896             450           50              596             67

Operations                     7,946           2,280           29            2,549             32

Business Lines:

  Retail                      13,216           1,830           14            2,551             42

  Payment Systems                498             250           50              263             53

  Commercial                   2.900             290           10            1,635             56

  Trust                        1.300             130           10              459             35
                              ------           -----                        ------
    Total Business Lines      17,914           2,500           14            7,908             44
                              ------           -----                        ------
       Total Expense          28,000           6,080           22 %         12,239             44 %
                              ------           -----                        ------
                              ------           -----                        ------

-------------------------------------------------------------------------------
* Estimated by applying FBS' ratio (FTE takeout %/total cost takeout %) to WFC total cost takeout %

                          WFC NUMBERS ARE NOT CREDIBLE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
$ Millions

COST TAKEOUT ASSUMPTIONS
     WFC                                    $1,000
     FBS                                       500
                                            ------
         Difference                           $500
                                            ------
                                            ------
                                                           EXPENSE SAVINGS*
                                                        ----------------------
                                             TOTAL     ASSUMES        ASSUMES
                                            EXPENSE  ALL BRANCHES   75% BRANCHES
WFC ADVANTAGE VS. FBS:                       BASE       CLOSED         CLOSED
CALIFORNIA BUSINESS LINE OVERLAP
     Personnel Expense                        $290       $115            $84
     Occupancy/Equipment Expense               130        130             94
     Other Expense                              75         30             22
                                            ------     ------         ------
         Total Expense                        $495       $275           $200
                                            ------     ------         ------
                                            ------     ------         ------

--------------------------------------------------
 * 100% savings in occupancy/equipment, 40% in personnel and other expense in closed branches

                           FBS VS. WFC - THE REAL GAP

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
$ Millions

                                                                         PRETAX
                                                                         INCOME
CALIFORNIA CLOSED/MERGED BRANCHES: (75% OF BRANCH/OFFICES)
     Expense Savings                                           200
     Revenue Loss: $2.2 billion, 15% deposit attrition*       (110)
                                                            ------
          Net Closed/Merged Branches                                        90

CALIFORNIA MARKETING/ADVERTISING: (50% OF FI TOTAL)                         20

DIVESTED BRANCHES: (15 BRANCHES/$900 MILLION)
     Expense Savings                                            30
     Revenue Loss                                              (55)
                                                            ------
          Net Divested Branches                                            (25)


                                                                           ----
          Total Gap                                                         85
                                                                           ----

----------------------------------------
 *   Deposit Attrition Revenue Loss = 3.5% net interest income,
     1.0% deposit service charge, 0.5% all other income

     WFC ESTIMATE OF REVENUE LOSSES RESULTING FROM THE MERGER IS UNDERSTATED

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


          - Front-office branch closings in order to justify the substantial cost savings will generate significant fall-off in customer revenues in those branches

          - Other California in-market acquisitions have resulted in 15-40% deposit attrition (BAC/SecPac, Great Western/Home Fed, Wells/Crocker)

          - Required divestiture of approximately $900 million in deposits is grossly understated: further review may require $1.6 billion of divestitures with much more revenue loss

          - A hostile transaction is likely to result in some of the depositors taking sides, which is likely to result in further revenue attrition

                          RETAIL CROSS-SELL OPPORTUNITY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          FBS Cross-sell Ratio(a)              3.9
          FI Cross-sell Ratio                  2.6
                                             -----
          Cross-sell Ratio Opportunity         1.3  accounts/HH
                                             -----
                                             -----

          Number of FI Core Households         2.9  million
          Cross-sell Ratio Opportunity       x 1.3
                                             -----
              New Product Opportunity         3.77  million

          Weighted Average Pretax Income
              per New Account(b)            x $237
                                             -----
          Pretax Income Opportunity           $893  million
                                             -----
                                             -----

_________________________
(a) Cross-sell ratio based on products sold to core transaction account households
(b)  Based on FBS' current product profitability data

                               FUNDING ADVANTAGES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

$ MILLIONS

                                                                      REVENUE
                                                                      IMPACT
-  Initial replacement of $4 billion of wholesale funding at FBS
   with First Interstate core funding (80 basis points)                 $32

-  Funding of FBS 1996 loan growth of $1.5 billion with
   First Interstate core funding instead of wholesale funding
   (80 basis points)                                                    $12
                                                                       ----
                                                                        $44
                                                                       ----
                                                                       ----

                      REDUCED RISK THROUGH DIVERSIFICATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


          FIRST BANK SYSTEM                            WELLS FARGO

-  Risk diversified across 21 states       -  Risk is further concentrated in
   versus current 13 states                   California and territory remains
                                              limited to 13 states

-  Top 3 ranking in 10 states              -  Top 3 ranking in only 4 states

-  30% of assets located in California     -  70% of total assets and 78% of
                                              real estate loans located in
                                              California

                                     SUMMARY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          - FBS offers superior value to FI shareholders

            - Higher exchange premium 14.5% vs. (3.8)%
            - Higher ownership 58% vs. 52% to FI shareholders
            - Higher 1997 EPS accretion 24% vs. (3)% and cash EPS accretion 25%
              vs. 11%
            - Higher share value

          - WFC has overestimated cost takeout and underestimated revenue losses

            - WFC California advantage is less than $100 million
            - Additional divestitures likely

          - FBS has not included significant potential for additional revenue growth

            - Retail cross-sell
            - Funding advantages

          - FBS/FI is the stronger franchise

            - Better geographic diversification
            - Growing high value business lines
            - Proven multi-state technology

     The participants in this solicitation include First Interstate Bancorp ("First Interstate"), the following directors: John E. Bryson, Edward M. Carson, Dr. Jewel Plummer Cobb, Ralph P. Davidson, Myron Du Bain, Don C. Frisbee, George
M. Keller, Thomas L. Lee, Harold M. Messmer, Jr., Dr. William F. Miller, William
S. Randall, Dr. Steven B. Sample, Forrest N. Shumway, William E. B. Siart, Richard J. Stegemeier, Daniel M. Tellep, and Bruce G. Willison. Employee participants include William J. Bogaard, Executive Vice President and General Counsel; Theodore F. Craver, Jr., Executive Vice President and Treasurer; Daniel
R. Eitingon, Executive Vice President, Technology Banking; Gary S. Gertz, Executive Vice President and General Auditor; Lillian R. Gorman, Executive Vice President, Human Resources; Robert E. Greene, Executive Vice President and Chief Credit Officer; Steven L. Scheid, Executive Vice President, Financial Planning and Analysis; Richard W. Tappey, Executive Vice President, Administration; David
K. Wilson, Executive Vice President and Senior Credit Review Manager; James J. Curran, Chief Executive Officer, Northwest Region; Linnet F. Deily, Chief Executive Officer, Texas Region; John S. Lewis, Chief Executive Officer, Southwest Region; Shirley Hosoi, Senior Vice President, Corporate Communications; Christine McCarthy, Executive Vice President, Investor Relations; Mariann Ohanesian, Vice President; Kenneth W. Preston, Vice President, External Communications; and Shiromi D. Velhamani, Assistant Vice President, Investor Relations. All such persons and those listed below are deemed to own beneficially less than 2%, and no participant individually owns more than 1%, of the outstanding shares of First Interstate's common stock in the aggregate. First Bank System, Inc. ("FBS"), Eleven Acquisition Corp., a wholly owned subsidiary of FBS ("FBS Sub"), and First Interstate have entered into an Agreement and Plan of Merger, pursuant to which FBS Sub will merge with and into First Interstate with First Interstate being the surviving corporation (the "Merger"). At the effective time ("Effective Time") of the Merger, pursuant to the Merger Agreement, FBS will change its name to First Interstate Bancorp ("New First Interstate") and Mr. Siart will become President and Chief Operating Officer of New First Interstate. In addition, although not specifically required by the Merger Agreement, it is anticipated that at New First Interstate, Mr. Willison will serve as Vice Chairman, Corporate Banking and Linnet F. Deily will serve as Vice Chairman, Retail Banking. Under certain benefit plans, severance arrangements and other employment agreements maintained, or entered into, by First Interstate, certain benefits may become vested or accelerated in connection with the Merger with respect to Mr. Siart, Mr. Willison, other directors of First Interstate, Ms. Deily, and the other participants. During the period commencing on the Effective Time and continuing for not less than six years thereafter, New First Interstate will, to the fullest extent permitted under applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the Merger. First Interstate has absolute and sole discretion in designating 10 of the 20 directors of New First Interstate. First Interstate has not yet determined which other individuals it will designate to serve as directors of First New Interstate. For further description of the foregoing interests, see the Schedule 14D-9, dated and filed with the Securities and Exchange Commission on November 20, 1995, including the exhibits thereto.

                           ENHANCED SHAREHOLDER VALUE
--------------------------------------------------------------------------------
        The First Bank System transaction makes tremendous financial sense for the First Interstate shareholder

        All numbers presented below are from the First Interstate shareholders' perspective


                                                        FBS           WFC
                                                        ---           ---

-------------------------------------------------------------------------------

        EXCHANGE RATIO                                  2.60         0.67

        HIGH EARNINGS ACCRETION

            1996 EPS                                      8%        (10%)
            1997 EPS                                     24%          0%
            1997 EPS (full cost saves)                   24%          9%

            1996 Cash EPS                                10%          6%
            1997 Cash EPS                                25%         14%
            1997 Cash EPS (full cost saves)              25%         23%

        HIGHER DIVIDEND RATE (18% increase)           $3.77PS      $3.20PS

Notes: Results are based on Wall Street consensus estimates, and normalized for loan loss provisions (50 bps for FI and 80 bps for WFC)








                  ANALYSIS OF REVISED WELLS FARGO PROPOSAL
--------------------------------------------------------------------------------

                     OPERATING PERFORMANCE TRENDS

                                                     1993      1994    9/30/95
--------------------------------------------------------------------------------

OPERATING EFFICIENCY RATIO:

  First Bank System                                  64%        58%      55%
  Wells Fargo                                        56         57       57
  First Interstate                                   66         61       59

  Peer Median                                        62         62       60

REVENUE GROWTH:

  First Bank System                                  32.1%       5.7%    19.6%
  Wells Fargo                                        (0.3)      (0.5)    (0.4)
  First Interstate                                    3.4       11.7      9.0

  Peer Median                                         9.0        1.8      6.4

NPAS/TOTAL ASSETS:

  First Bank System                                   0.69%      0.51%    0.51%
  Wells Fargo                                         3.01       1.60     1.66
  First Interstate                                    0.57       0.46     0.37


  Peer Median                                         0.90       0.62     0.56

     The participants in this solicitation include First Interstate Bancorp ("First Interstate"), the following directors: John E. Bryson, Edward M. Carson, Dr. Jewel Plummer Cobb, Ralph P. Davidson, Myron Du Bain, Don C. Frisbee, George
M. Keller, Thomas L. Lee, Harold M. Messmer, Jr., Dr. William F. Miller, William
S. Randall, Dr. Steven B. Sample, Forrest N. Shumway, William E. B. Siart, Richard J. Stegemeier, Daniel M. Tellep, and Bruce G. Willison. Employee participants include William J. Bogaard, Executive Vice President and General Counsel; Theodore F. Craver, Jr., Executive Vice President and Treasurer; Daniel
R. Eitingon, Executive Vice President, Technology Banking; Gary S. Gertz, Executive Vice President and General Auditor; Lillian R. Gorman, Executive Vice President, Human Resources; Robert E. Greene, Executive Vice President and Chief Credit Officer; Steven L. Scheid, Executive Vice President, Financial Planning and Analysis; Richard W. Tappey, Executive Vice President, Administration; David
K. Wilson, Executive Vice President and Senior Credit Review Manager; James J. Curran, Chief Executive Officer, Northwest Region; Linnet F. Deily, Chief Executive Officer, Texas Region; John S. Lewis, Chief Executive Officer, Southwest Region; Shirley Hosoi, Senior Vice President, Corporate Communications; Christine McCarthy, Executive Vice President, Investor Relations; Mariann Ohanesian, Vice President; Kenneth W. Preston, Vice President, External Communications; and Shiromi D. Velhamani, Assistant Vice President, Investor Relations. All such persons and those listed below are deemed to own beneficially less than 2%, and no participant individually owns more than 1%, of the outstanding shares of First Interstate's common stock in the aggregate. First Bank System, Inc. ("FBS"), Eleven Acquisition Corp., a wholly owned subsidiary of FBS ("FBS Sub"), and First Interstate have entered into an Agreement and Plan of Merger, pursuant to which FBS Sub will merge with and into First Interstate with First Interstate being the surviving corporation (the "Merger"). At the effective time ("Effective Time") of the Merger, pursuant to the Merger Agreement, FBS will change its name to First Interstate Bancorp ("New First Interstate") and Mr. Siart will become President and Chief Operating Officer of New First Interstate. In addition, although not specifically required by the Merger Agreement, it is anticipated that at New First Interstate, Mr. Willison will serve as Vice Chairman, Corporate Banking and Linnet F. Deily will serve as Vice Chairman, Retail Banking. Under certain benefit plans, severance arrangements and other employment agreements maintained, or entered into, by First Interstate, certain benefits may become vested or accelerated in connection with the Merger with respect to Mr. Siart, Mr. Willison, other directors of First Interstate, Ms. Deily, and the other participants. During the period commencing on the Effective Time and continuing for not less than six years thereafter, New First Interstate will, to the fullest extent permitted under applicable law, have certain indemnification obligations to the participants with respect to matters arising at or prior to the Effective Time in connection with the Merger. First Interstate has absolute and sole discretion in designating 10 of the 20 directors of New First Interstate. First Interstate has not yet determined which other individuals it will designate to serve as directors of First New Interstate. For further description of the foregoing interests, see the Schedule 14D-9, dated and filed with the Securities and Exchange Commission on November 20, 1995, including the exhibits thereto.